Exhibit 15.2

TRADUCCIÓN PÚBLICA—CERTIFIED TRANSLATION

ARGENTINE JUDICIAL POWER

50227/03 EC—Multicanal S.A., APE proceedings

Buenos Aires, October (blank space), 2004

WHEREAS:

a) Pursuant to the decision appearing on pages 18,351/18,397, the judge of first instance confirmed the “acuerdo preventivo extrajudicial” filed by Multicanal S.A.  To reach such decision, the judge dismissed the objections filed by the AFIP, Credit Suisse First Boston London Branch, Deutsche Bank A.G. New York Branch, State Street Bank and Trust Co., and Messrs. Luis Menocchio, Hernán Basterreix and Osvaldo Prato, the latter acting on behalf of several holders of negotiable obligations.

Three of them appealed the decision:

1) The appeal filed by Luis Menocchio, appearing on page 18587, was declared abandoned on page 18,799.

2) State Street Bank and Trust Co. filed an appeal, which appears on page 18,589. The related brief appears on pages 18,602 / 18,647, and the reply appears on pages 18,711 / 18,750, as supplemented on page 18,800.

3) Osvaldo Prato also filed an appeal, appearing on pages 18,591 / 18,592. The related brief appears on pages 18,651 / 18,680 and the reply thereto filed by Multicanal S.A. appears on pages 18,752 / 18.798.

The Attorney General for this Court issued its legal opinion with respect to the unconstitutionality of sections 45 bis and 76 of Law 24.522 raised by the appellants.

b.1) State Street Bank’s claims may be summarized as follows:

A) Exclusion for purposes of determining whether the majority in principal amount had been obtained of bondholders that did not attend the Bondholders Meeting held on December 10, 2003 and of those who abstained from voting, so that the majority required by law for the court confirmation of the APE was not attained.  Specifically, this creditor takes the view that consents to the proposal must be computed on the basis of the total unsecured claims, that the exclusion set forth in section 45 is restricted to the cases mentioned therein, and that absentees and those that abstained from voting had been traditionally considered negative votes in connection with the plan of arrangement of a reorganization proceedings (“concurso preventivo”). This creditor also stated that the above-mentioned meeting had been held in this city while a majority of the bondholders are domiciled abroad, and that voting was facilitated only to those who gave their consent to the proposal. The creditor further requested an inspection of the instruments filed by bondholders to participate in the meeting.

B) Deutsche Bank, that wished to introduce some changes or reservations in the agreement, did not sign the APE—which must be signed also by bondholders and not only by Multicanal S.A.—, and the acceptance at the Meeting neither replaces said omission nor can it be assumed from the execution of the Support Agreement. Section 72-5 LCQ (Argentine Bankruptcy Act) requires that execution of the Agreement , which in this particular case includes several mutual obligations and waivers that were not submitted at the bondholders Meeting.

C) The assets and liabilities schedule filed has not been updated as of the date of the document, as required by section 72, and it is not possible to admit an APE without any risk of bankruptcy, as debtor wishes.

D) Finally, this appellant raised the unconstitutionality of section 76 of Act 24.522.

b.2) On the other hand, Osvaldo Prato, as representative of several bondholders, based his appeal on the following grounds:

A) Since the APE was not admitted when first filed , it is not possible to admit a new proposal if there are involuntary bankruptcy petitions pending under section 31 of Act 24.522.

B) There existed some irregularities in the procedures for calling the bondholders meeting, and furthermore, holders who did not attend the meeting or who abstained from voting cannot be excluded for purposes of computing majorities.

C) The regime established by section 45 bis for concurso preventivo proceedings does not apply to this particular case.

D) Bondholders are financial consumers, protected by Act 24.240,—a public order law which application to this case is mandatory—and they have been prejudiced by the procedure followed in this case.

E) Unconstitutionality of sections 45 bis and 76 of Act 24,522, as amended by Act 25,589.

F) Finally, the appellant claims to have been prejudiced by the omission of significant liabilities in the accounting certificates filed by debtor, which derive in the impossibility to confirm the APE; failure by the lower judge to exercise his investigative legal powers to disregard certain circumstances reported by other creditors; unequal treatment of similarly situated creditors, and the introduction in the agreement of clauses not included in the proposal.  In the alternative, claimant requested that the parties be called to produce evidence.

c.1) Since the grounds for the appeals filed by claimants are connected, they will be considered jointly, for methodology reasons.

The “acuerdo preventivo extrajudicial” (APE) governed by Chapter VII, Title II of Act 24.522, pursuant to Act 25.589, is an insolvency proceeding with certain features that distinguish it from the so-called “concurso preventivo” (reorganization proceedings). Nevertheless, although the APE is a different type of insolvency proceeding, without prejudice to the express reference to certain concurso preventivo rules included in sections 69 and following of the LCQ, given that the rules that govern APE proceedings leave certain matters unregulated, the similar goal of both procedures calls for a reasoned and measured normative integration of both procedures.

Within these guidelines, it is understood that the concurso preventivo rules shall apply to the APE insofar as they are consistent with its goal as a means for debt restructuring and with the characteristics of the period prior to the filing of the APE for confirmation.  When the purpose of the APE has been precisely the restructuring of indebtedness arising from negotiable obligations, issues related with the issuance and computation of the votes of bondholders arise, as well as the interpretation of sections 69 et seq. of the Argentine Bankruptcy Act regarding such a conflictive issue. (Paolantonio Martín, “Obligaciones Negociables”, pages 181/183).

By reference in section 14 of act 23.576, as amended by act 23.962, to sections 345, 355 and 254 of the Argentine Partnership and Corporation Act (“Ley de Sociedades”), the fundamental terms of an issuance of negotiable obligations cannot be modified without the unanimous consent of bondholders.  However, in a certain was, all economic relationships of a debtor are affected by an insolvency, regardless of their origin, since all said relationships are subject to the insolvency law that governs such a situation, and it is not possible to find any reason to excluding such group of creditors from the application of such law. (Truffat, Eduardo, “Negotiable obligations and concurso proceedings, whether  concurso preventivo proceedings or those abbreviated wrongly called “out-of-court” proceedings”, Errepar, No. 199, June 2004).

The majority system, essential to any collective interest, prevails in bankruptcy proceedings.  Indeed, the APE is a mechanism of majorities which disregards unanimity.  Otherwise, the procedure would be meaningless.  And bondholders, as previously stated, are also subject to this system regardless of any different rule provided in a prior agreement since the displacement of the contractual rules is a characteristic of all contractual debts to which the insolvency regime applies (see “Autopista del Sol S.A.”, 12-29-03, ruling by the court of first instance).

As corollary, it is unquestionable that section 45 bis of the Argentine Bankruptcy Act applies to the APE by analogy (CCIV: 16; Truffat Daniel, “El Nuevo Acuerdo Preventivo Extrajudicial”, page 52, Ed. Ad Hoc; Maciel Bó Jerónimo and Encinas, Natalia, “El art. 45 bis de la LCQ en el acuerdo preventivo extrajudicial”, in “Derecho Concursal Argentino e Iberoamericano”, T°I, page 418 et seq.).  In essence , it is a rule that establishes the way to obtain the consent of a special type of creditors, and which applies to any kind of insolvency case.

C.2) Now, we must analyze the ground of appeal consisting in the mode of computing the majority of principal. The above-mentioned section 45 bis establishes that the holders of negotiable obligations shall hold a meeting in order to obtain the required consents, where the participants shall express their approval or rejection of the proposal. This Chamber is of the view that the reference made in section 2 to the “participants” at the meeting clearly refers to those who are present thereat, who have attended the meeting, who are the only ones that can “participate” at the meeting. So that, those who are absent cannot be included for computation purposes. To compute their votes as negative votes would mean to recognize their participation in an event where they have not been present. And as the rule refers to those that shall express their “consent or rejection”, it is also possible to consider that those who participated but abstained from voting must be excluded. This is the interpretation that derives from section 45 bis and this has also been the interpretation included in the legal opinion of the General Attorney Office, issued on 12-4-03 in re: “Supercanal Holding S.A.”, as well as the interpretation of the General Attorney of this Court of Appeal, pursuant to her aforementioned legal opinion, and this Court agrees with both of them.  Accordingly, the exclusion does not derive from section 45 but from section 45 bis as regards formal issues. It is worth pointing out, as an interpretation guideline, the difference between the current legal rule and the rule governing the case of the debenture-holders and holders of convertible bonds, in Act 19551 (section 53).

Furthermore, the solution proposed is identical to that of the American system for the credits originating in global securities issues, a reference that cannot be ignored given the similarity existing between the APE of our bankruptcy law and the so-called “prepackaged plans” of the “Bankruptcy Code”, related to the “reorganization” of chapters 9, 11, 12 and 13.  Although they are not identical, they are similar insolvency proceedings with identical goals and which use similar tools (Lorente, Javier, “El acuerdo preventivo extrajudicial (APE) argentino y el prepackaged plan (prepack): comparación sistemática y específica de ambos procedimientos concursales” (“The Argentine APE and the prepackaged plan

(prepack): systematic and specific comparison of both bankruptcy procedures”), in “Doctrina Societaria y Concursal”, No. 201, August 2004, page 893/917).

We also agree with the grounds stated by the Attorney General for this Court regarding the consistency of section 45bis with the Argentine Constitution, and therefore, we shall reject the allegation regarding unconstitutionality. We wish to highlight that the special situation of a class of creditors which differentiates them from other creditors, as for example the issuance of global securities giving rise to multiple participations in a borrowing , is adequately treated by the special regime for obtaining their consent, included in the above-mentioned section; otherwise, the majority consent would be extremely difficult to obtain and this would likely derive in the futility of the APE proceedings.

c.3) The Meeting: leaving the issue regarding the appellants’ legal standing aside, as stated above, insolvency rules, of public order, prevail in this case over the specific rules of the indenture . Upon deciding in favor of the applicability of section 45 bis to this particular case, notwithstanding the legal name given to the procedure used, the summoning of a bondholders’ meeting by the lower judge, in view of the failure of the trustee to call such a meeting, was absolutely adequate. As to this point, we agree with the grounds stated by said judge on page 18.353.

We cannot take issue either with the notification method employed. Precisely, due to the broad dispersion of the great number of bondholders and to the debtor’s lack of knowledge of their identity, the procedure used is adequate in this case. It should be pointed out that the publication of the notice of the meeting was made in the jurisdiction of the trustee’s domicile—one of the main locations for the placement of the securities—, who represents all bondholders, and of the participants. Furthermore, the great majority of holders of bonds attended.

c.4) Deutsche Bank did not subscribe the agreement: the above-mentioned bank neither filed any objections to the court confirmation ordered by the lower judge nor entered any appeal. Its vote at the bondholders meeting was for the approval of the proposal and granting of the consent thereto, and this is the circumstance that should be taken into account for computing the majorities on the basis of the system contemplated in section 45 bis.  This is without prejudice to the fact that the effects which could derive from said failure to subscribe the agreement, should be opportunely analyzed in case of an actual objection filed by a party in interest.

c.5) Applicability of Section 31 in fine of the Argentine Bankruptcy Act: This Panel has already rendered a finding with respect to this issue. On page 18.344, we pointed out that the objection had not been opportunely made, and further, that from the context of the decision issued by the lower court, it was possible to interpret that the procedure was directed to obtaining the necessary majorities so that the decision not to admit the APE at that time could not be understood as final since it left open the possibility of obtaining court confirmation once the deficiencies identified had been cured.

c.6) Applicability of Act 24.240: The appellate court’s power to hear appeals has two limits: one of said limits refers to the analysis of the allegations set forth in the appeal, since it is related to the court’s jurisdictional powers, a limit that derives from the principle tantum devolutum quantum apelatum.  That is, the appeal is firstly determined by the allegations made or, similarly, the allegations made determine the extent of appeal.

The second limit on the powers of the appellate court results from the prior acts of the appellant since the appeal should be made within the scope previously determined, which is the initial allegation on the basis of which the thema decidendum is defined. The general rule is that issues which have not been timely raised with the lower court cannot be submitted to the appellate court. (Judgments: 298:492).

Consequently, the appellate court cannot rule on issues not previously raised with the lower court (CPCC:277), since as Chiovenda states, the new claim filed would lack any prior consideration by a lower court (conf. Fenochietto-Arazi, “Código Procesal…”, T-I, page 851; Alsina Hugo, “Tratado Teórico Práctico de Derecho Procesal” T-IV, page 415; Palacio, Lino, “Derecho Procesal Civil”, T-V, page 267).

This is the case with respect to the brief filed by the appellant insofar as it raises the issue related to act 24.240 which has not been raised with the lower court. Such circumstance prevents this Chamber from considering such issue.

However, this is without prejudice to any resolution that might be rendered in case of an actual failure to comply.

c.7) In accordance with the reasons stated by the Attorney General for this Appellate Court, with which we concur and that are deemed incorporated herein by reference for simplicity purposes, we reject the claim of unconstitutionality regarding section 76 of Act 24.522.

c.8) The remaining allegations formulated by the appellants do not undermine the strong foundations stated by the lower court. It is worth pointing out that an appeal is not an opportunity to repeat the arguments filed (Judgments: 307:2216) with the purpose of attaining a different outcome from that obtained at the first instance, mainly when judges are not obliged to consider all arguments alleged by the parties, but only those they may deem relevant to ground and base their decision, according to a well-known case-law principle established by the Argentine Supreme Court of Justice (Judgments: 258:304; 262:222; 265:301; 272:225; 274:113; 280:320; 308:584; 310:1853 among others).

d) Costs will be imposed upon each party as incurred in both the original and appellate jurisdiction, taking into account that the disputed issues are new matters regarding which there does not exist any precedent that may allow affirming the consolidation of a judicial trend on the disputed matters.

e) Consequently, and taking into account the abovementioned considerations: I) We hereby dismiss the motions for unconstitutionality filed; 2) the judgment appealed, entered on page 18351/19357, is hereby affirmed; and 3) in both the original and appellate jurisdiction, costs are imposed upon each party as incurred. Be these proceedings remanded to the lower court, so that the judge of first instance may order that the parties be served with this decision. Julio J. Peirano, Isabel Miguez, Carlos Viale. Before me: Javier J. Cosentino. It is a true copy of the original document entered don page 18816 of the docket.

I hereby certify that the above is a true translation into English of the original document in Spanish. Buenos Aires, October 8, 2004.

[FOR CERTIFICATION PURPOSES ONLY]

Es traducción fiel al inglés del documento original en castellano. Buenos Aires a 8 de octubre de 2004. La traducción consta de siete (7) páginas.

Signature:	/s/ Maria Jose Garcia-Mata
Stamp:	Maria Jose Garcia-Mata
Public Translator
English Language

Stamp:	Association of Public Translators
Corresponds to the Probate Nr. 24866/2004/T2
Silvia Edith Leouona